Exhibit 5.1

Grupo Financiero Galicia S.A.

Tte. Gral. Juan D. Perón 430, Piso 25 (C1038AAJ)

Ciudad Autónoma de Buenos Aires

Argentina

City of Buenos Aires, June 10, 2025

Ladies and Gentlemen:

We have acted as special Argentine counsel to Grupo Financiero Galicia S.A. (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended, of a Registration Statement on Form F-3 of the Company (as amended, the “Registration Statement”), relating to the registraiton of 117,214,490 Class B ordinary shares of the Company, par value 1.00 Argentine peso per share (the “Class B Ordinary Shares”), in the form of American depositary shares (“ADSs”). Each ADS represents 10 Class B Ordinary Shares.

In arriving at the opinions expressed below, we have examined the Registration Statement and the by-laws of the Company, as amended, and originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We have further assumed that all signatures, stamps, and seals are genuine; that all documents relevant for the purpose of giving the opinions set forth herein have been validly authorized, executed, and delivered by all parties thereto (other than the Company); that no amendments have been or will be made to the documents examined by us and that such documents remain true, complete, accurate, and in full force and effect; the truth and accuracy of the representations and all matters of fact set forth in all relevant documents furnished to us by the Company, its subsidiaries, and their officers and directors (but not any legal conclusion to the extent we express an opinion with respect thereto); and that there are no facts, circumstances, matters, or documents which may be material to the opinions set out herein which, notwithstanding our reasonable inquiry, have not been disclosed to us.

We express no opinion as to any laws other than the laws of Argentina as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the laws of the State of New York or of any other jurisdiction, as a basis for the opinions stated herein and do not express or imply any opinion on such laws.

Based upon and subject to the above, we are of the opinion that the Class B Ordinary Shares underlying the ADSs are validly and legally issued, fully paid and non-assessable under the laws of Argentina.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name under the captions “Legal Matters” and “Enforcement of Certain Civil Liabilities” in the Registration Statement and the prospectus that forms a part thereof. In giving such consents we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Beccar Varela